EXHIBIT A
                   MUTUAL AGREEMENT OF
                   TERMS AND CONDITIONS

     This Mutual Agreement of Terms and Conditions is entered into by and between Grupo Information, Satellites & Advertising, S.A. de C.V. ( ISA ), Renaissance Capital Partners II Limited (Renaissance), certain holders of the $1.8 million Bridge Loan (Bridge Lenders ) and Coded Communications Corporation (Coded) this 1st day of May, 1996.

     Whereas, all the parties to this agreement desire to recapitalize Coded so as to enable Coded to operate efficiently and effectively for the benefit of it customers, shareholders, investors and employees; and

     Whereas, the parties have a desire to avoid the liquidation or foreclosure of the assets of Coded;

     Now, therefore, in consideration of mutual promises by and between the parties to this agreement, and for other valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.0     Current Arrangements between Coded and ISA

     1.1   ISA Order and Deposit.

     Upon execution of this agreement and implementation of paragraph 1.2, ISA shall immediately place an order for approximately One Million Dollars ($US) worth of goods and/or services with Coded and shall deposit $500,000 ($US) against this order placed with Coded.

     1.2   Management and Control.

     Upon receiving the approximately $1.0 million dollar ($US) order and receiving the $500,000 ($US) deposit, Coded shall be deemed to have granted ISA the right to manage and control the day to day operations of Coded, including but not limited to the right to negotiate and enter into agreements on behalf of Coded to restructure the trade payables and other debt of Coded. ISA will work with Coded to preserve working relationships and vendor good will to the extent that such can or should be preserved. Coded shall execute such debt restructure agreements negotiated by ISA on Coded's behalf as partial consideration for the order and deposit being placed by ISA and the other provisions of this agreement. This grant to ISA shall terminate upon the expiration of the Option period described below.

1.3     Grant of Option to ISA

     Coded hereby grants to ISA an option to (1) acquire 66.7% of the Coded common stock and (2) to become the exclusive distributor for Coded in all of Mexico, Central and South America during the eighteen months following exercise of the option (provided that while ISA is the exclusive distributor for Coded in these areas ISA can not sell products competitive to the Coded product line), all in exchange for $400,000 in cash, a loan of $1.0 million, the promise to place at least $10.0 million in orders over eighteen months from the signing of this agreement and for inducing Renaissance and the Bridge Lenders to make modifications to their positions, the other consideration set forth herein, all as more definitively set forth in this Agreement. This option may be exercised if at all by faxing a written exercise of option to Coded at (619) 438-8796 within sixty days of execution of this agreement. ISA may, at its sole option, extend this time period to a date twenty days after shareholder approval is secured for those terms of this agreement that require shareholder approval.

     Upon exercise of the option, Coded shall immediately issue to ISA an amount of Coded common shares on an "after-conversion" basis (see paragraph 4.1) equal to 66.7% of outstanding common shares. By way of example, ISA shall be issued 49,008,703 common shares if there are outstanding on an "after-conversion" basis 73,441,005 shares of common stock on the date of the closing of this transaction as shown in paragraph 4.1. This common stock shall have one demand registration right with reasonable registration costs to be borne by Coded. The terms of the registration right will be at least as favorable as the terms of the registration right agreement between Renaissance and Coded entered into at the time of the original Debenture.

     1.4 Contribution to Pay Bridge Loan. Upon signing of this agreement, ISA shall place $400,000 into escrow at a United States banking or trust institution selected by Renaissance in the name of Coded to be released as a capital contribution to Coded or returned as follows:

     (a) If the shareholders decline to approve the transactions described in this agreement that require shareholder approval within sixty days (or as extended at ISA's sole option), then the funds shall be returned to ISA immediately. Notwithstanding any other provision of this agreement, if the shareholders decline to so approve, then ISA shall be deemed to have been granted a three year exclusive distributorship for Coded products for Mexico, Central and South America without any performance requirements, but otherwise with terms similar to distributorship agreements that Coded presently has with others.

     (b) If the shareholders approve the transactions described in this agreement within sixty days (or as extended at ISA's sole option) and ISA does not exercise the Option, then
$200,000 shall be released to Coded. Then remaining $200,000 shall be immediately returned to ISA.

     (c) If the shareholders approve the transactions described in this agreement within sixty days (or as extended at ISA's sole option) and ISA exercises the Option, then $400,000 shall be released to Coded.

Coded agrees the sum released to Coded will be used to pay down the Bridge Loan. See paragraph 3.2.1. This provision will constitute irrevocable instructions to the escrow holder.

2.0     Post Option Exercise Arrangements between ISA and Coded.

     2.1 ISA Orders to Coded. During the 18 month period commencing on the date of this agreement and provided the Option is exercised, ISA will cause to be placed with Coded, orders for at least $10 million. Such orders shall be negotiated at arms length with terms comparable to Coded's customary terms, prices and conditions offered to its most favored customer, agent or dealer similarly situated in any part of the world.

     2.2 Escrow of Stock. ISA shall place 24 million shares of common stock received through exercise of the Option into an escrow account. During such time as the shares are held in escrow, ISA shall have the right to vote all shares and will enjoy any other benefits derived from the beneficial ownership of such shares including dividends. In the event ISA does not cause to be placed with Coded over an 18 month period beginning on the date of execution of this agreement (and provided the Option is exercised), orders for $10,000,000 (which includes the initial $1.0 million order referred to in paragraph 1.1 above) with terms and conditions as described in paragraph 2.1 above, then any shares remaining in escrow shall be transferred to Coded treasury and retired. The number of shares to be transferred to Coded shall be equal to an amount calculated by multiplying the difference between $10 million in orders and the actual amount of orders placed with Coded over the 18 month period, times 2.4. By way of example, if $8.5 million in orders are placed or caused to be placed by ISA over the eighteen month period, then Coded shall receive and retire 3.6 million shares from the escrow. During the 18 month period ISA shall receive shares certificates on an as earned basis from the escrow with distribution of share certificates to occur quarterly.

     2.3 ISA Loan to Coded. At the transaction closing, ISA shall advance cash of $1,000,000 to Coded in exchange for a secured promissory note. The promissory note shall have a maturity date of 12 months, with an interest rate of 6%, interest payable quarterly. The promissory note shall be collateralized by a senior security interest in the assets of Coded and its subsidiaries Decom Systems Inc. and Coded Mobile Communications. The amount of the funds advanced may be increased from time to time at the sole discretion of ISA and such advance will be reflected in the secured promissory note. ISA shall have the right to convert the entire amount of the initial $1.0 million loan to common stock at the conversion rate of $0.25 to one share of common. This conversion right will be protected from dilution as follows:

          Split up or Combination of Shares:

               In case issued and outstanding shares of Common
Stock shall be subdivided or split up into a greater number of shares of Common Stock, the Conversion Price shall be proportionally decreased, and in the case issued and outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the time of record of the split-up or combination, as the case may be.

          Adjustment for Mergers, Consolidations, Etc.:

               (I) In case of any capital reorganization, reclassification of the stock of Borrower (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), or consolidation or merger of Borrower with or into another person or entity
(other than a consolidation or merger in which Borrower is the continuing corporation and which does not result in any change in the Common Stock) or of the sale, exchange, lease, transfer or other disposition of all or substantially all of the properties and assets of Borrower as an entity or the participation by Borrower in share exchange as the corporation the stock of which is to be acquired, this shall be convertible into kind and number of shares of stock or other securities or property of Borrower (or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold, exchanged, leased, transferred or otherwise disposed, or which was the corporation whose securities were exchanged for those of Borrower), to which the holder herein would have been entitled to receive if the Holder owned the Common Stock issuable upon conversion of this instrument immediately prior to the occurrence of such event. The provisions of these foregoing sentence shall similarly apply to successive organizations, reclassifications, consolidations, mergers, sales, exchanges, leases, transfers or other dispositions or other share exchanges.

      2.4 Board. After the Option is exercised Coded shall cooperate to cause ISA to have the right to appoint a majority of the members of the Coded Board of Directors, including the Chairman of the Board.

     2.5     Exclusive Distributorship.   Provided ISA provides
orders of at least $10 million during the eighteen month period following the execution of this agreement then ISA's appointment pursuant to paragraph 1.3 as the exclusive distributor for Coded in Mexico, Central and South America shall become an exclusive distributorship for an additional three year period with continuing three year extensions to ISA provided ISA's performance has been reasonably satisfactory. While ISA is the exclusive distributor for Coded in these areas ISA can not sell
products competitive to the Coded product line.   This exclusive
distributorship shall be on customary terms similar to existing distributorship agreements that Coded presently has with others. Should a dispute arise as to what are customary terms, it shall be settled by arbitration.

3.0     Modification of Senior Secured Debt Positions Upon
Exercise of the Option.

     Should ISA decide, in its sole discretion, that a restructure of the trade payable and other debt of Coded is feasible, secures enforceable written agreements evidencing reductions in those debts and it exercises the Option, then
Renaissance and the Bridge Lenders shall be deemed to have immediately modified their positions with Coded as follows:

     3.1     Restructuring of $4.0 Million Debenture

          3.1.1 Amendment of Debenture. Upon exercise of the Option, Renaissance, ISA and Coded agree that Renaissance will amend the $4.0 million principal amount, 12% Convertible Debenture, and all interest accrued and payable thereon through the date of execution of this agreement, totaling $4.8 million, for a 6% debenture convertible as set forth below into Series B Preferred Stock of Coded.

          3.1.2 Terms of New Debenture. The amended debenture shall include the following terms and conditions and otherwise be in the specific form as agreed upon and distributed to Renaissance, ISA and Coded which is attached hereto as Exhibit A;
      (a)   principal amount of $4.8 million;

      (b) Interest to accrue at 6% per annum, payable semi-annually with interest to be paid 50% in the common stock of Coded and 50% in cash;

      (c) maturity date to 7 years from the Transaction closing date;

      (d) collateralized by existing security interests in assets of Coded and its Coded Mobile Communications and Decom Systems subsidiaries such security interest in the assets to be subordinated to existing senior debt, future working capital debt, the Bridge Lenders as set forth herein and the ISA promissory note described herein.

          3.1.3 Conversion Right. The amended debenture shall be converted into Series B Preferred Stock under the following conditions:

      (a) at any time that the value of the shares of common stock to be issued upon the conversion of Series B Preferred Stock is equal to 70% or more of the principal amount of the 6% debenture ($3.36 million if the principal amount of the 6% debenture is $4.8 million) or

      (b) at a time prior to the Coded common stock being listed for trading on the NASDAQ SmallCap Market or National Market System and Coded shareholders equity, under generally accepted accounting principals ( GAAP ), shall equal or exceed $3.0 million, including the conversion of the 6% debenture into common or preferred stock.

      (c)   Minimum Valuation.   ISA agrees that Renaissance
shall be guaranteed against a market decline in the underlying value of the 7,344,101 Coded common shares so as to maintain a minimum valuation of $3.36 million dollars. Therefore, it is agreed that if at the end of three years from the date of closing, the underlying Coded common stock market value of the Series B Preferred Stock is less than $3.36 million, then ISA will convey to Renaissance up to a maximum of 7,344,000 shares of Coded common stock so as to compensate (as far as that number of shares goes) for the market value deficit below $3.36 million.
To assure performance, ISA shall concurrently with the conversion of the Renaissance convertible debenture into Series B Preferred Stock, escrow 7,344,000 shares of Coded common owned by ISA with an independent party. ISA shall have the right to vote all shares and will enjoy any other benefits derived from the beneficial ownership of such shares including dividends. Renaissance agrees that Coded may require the conversion of the Debenture into Series B Preferred Stock any time after August 1, 1996 if either of the following two conditions occur:
Coded's net worth equals or exceeds $1.0 million with no more than $500,000 of that net worth attributable to reversal of balance sheet reserves; or
              at Renaissance's option Coded's net worth equals or exceeds $500,000 with no reversal of balance sheet reserves.

 Net worth as used in this paragraph shall not include any goodwill arising on the balance sheet subsequent to the Closing of this transaction and shall treat the convertible debenture as converted and, thus, as equity.

     (d) The Series B Preferred Stock is convertible into 7,344,101 shares of Coded common stock. With respect to Series B Preferred Stock, it is callable by Coded at any time after the value of the shares of common stock into which the Series B Preferred Stock is convertible is first equal to or more than 1.5 times the liquidation preference of the Series B Preferred Stock. Value per share shall be determined by the average of the bid price of Coded common stock for the 20 trading days following the filing of a Coded 10Q or 10K, as quoted by the NASD, NASDAQ or other applicable over-the-counter market or applicable stock exchange.

     (e) This conversion right will be protected from dilution as follows:

          Split up or Combination of Shares:

               In case issued and outstanding shares of Common
Stock shall be subdivided or split up into a greater number of shares of Common Stock, the Conversion Price shall be proportionally decreased, and in the case issued and outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the time of record of the split-up or combination, as the case may be.

          Adjustment for Mergers, Consolidations, Etc.:

               In case of any capital reorganization,
reclassification of the stock of Borrower (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), or consolidation or merger of Borrower with or into another person or entity
(other than a consolidation or merger in which Borrower is the continuing corporation and which does not result in any change in the Common Stock) or of the sale, exchange, lease, transfer or other disposition of all or substantially all of the properties and assets of Borrower as an entity or the participation by Borrower in share exchange as the corporation the stock of which is to be acquired, this Debenture shall be convertible into kind and number of shares of stock or other securities or property of Borrower (or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold, exchanged, leased, transferred or otherwise disposed, or which was the corporation whose securities were exchanged for those of Borrower), to which the holder of the Debenture would have been entitled to receive if the Holder owned the Common Stock issuable upon conversion of the Debenture immediately prior to the occurrence of such event.
The provisions of these foregoing sentence shall similarly apply to successive organizations, reclassifications, consolidations, mergers, sales, exchanges, leases, transfers or other dispositions or other share exchanges.

          3.1.4 Non Conversion. Notwithstanding the above, the 6% debenture will not be automatically converted into Series B Preferred Stock until such time as not more than $1.0 million in past due and disputed vendor claims shall be outstanding.

          3.1.5     Terms of Series B Preferred  The Series B
Preferred Stock shall include the following terms and conditions:

     (a) liquidation preference in the amount of $4.8 million or the principal amount of the 6% debenture if lower;

     (b) dividend rate of 6%, cumulative, payable semi-annually, 50% in common stock and 50% in cash;

     (c) no dividend shall be declared or accrue after such time that the value of the shares of common stock into which the Series B Preferred Stock is convertible is first equal to or more than 1.5 times the liquidation preference of the Series B
Preferred Stock;

     (d) convertible into shares of Coded common stock in an amount equal to 10% of the outstanding common shares, calculated on an "after-conversion" basis as shown specifically in section
4.1 (by way of example, a total of 7,344,101 common shares assuming that the "after-conversion" number of outstanding common shares is equal to 73,441,005 shares at the time of the transaction closing date); and

     (e)   the common shares underlying the Series B Preferred
Stock shall have one demand registration right, with reasonable registration costs to be borne by Coded.

For purposes of this Agreement, value per share shall be determined by the average of the bid price of Coded common stock for the 20 trading days following the filing of a Coded 10Q or 10K, as quoted by the NASD, NASDAQ or other applicable over-the-counter market or applicable stock exchange.

          3.1.6     Appointment of Director.   Renaissance will
have the right to appoint one director to the Coded Board of Directors or to have one person attend board meetings as an advisory member, until its preferred stock is converted to common. It is the intent of Coded to initially have a five (5) person Board of Directors.

          3.2  Restructuring of $1.8 Million Bridge Loan

        3.2.1 Restructure. The Bridge Lenders, ISA and Coded agree that upon exercise of the Option, the $1.8 million principal amount Bridge Loan shall be deemed to be restructured such that in lieu of all existing rights against Coded, Bridge
Lenders accept the following:

     (a) principal in the amount of $400,000 shall be paid when all shareholder approvals have been secured for the transactions described in this agreement. This will be paid from escrowed funds described in paragraph 1.4;

     (b) principal amount of $600,000 payable with 6 percent annual interest payable quarterly shall be all due one year from the transaction closing date. The existing Bridge Lenders security interest in the assets of Coded, including the interest in the assets of Decom Systems, Inc. and Coded Mobile Communications, Inc. shall continue as it presently exists to secure this $600,000 debt, except the Bridge Lenders shall upon Option exercise subordinate its security interest in the accounts receivable of Coded Communications Corporation and Mobile Data Communications, Inc. to future working capital debt. The security for the $1.0 million loan to Coded from ISA shall be junior to the security for this $600,000 loan. If a sale of Decom should occur earlier than the one year date, then the net cash proceeds, after expenses of sale, will be applied to the obligation up to the then unpaid balance. This would also be convertible to common stock of Coded at the conversion rate of $0.25 to one share of common. This conversion right will be protected from dilution as follows:




          Split up or Combination of Shares:

               In case issued and outstanding shares of Common
Stock shall be subdivided or split up into a greater number of shares of Common Stock, the Conversion Price shall be proportionally decreased, and in the case issued and outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the time of record of the split-up or combination, as the case may be.

               Adjustment for Mergers, Consolidations, Etc.:

               In case of any capital reorganization,
reclassification of the stock of Borrower (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), or consolidation or merger of Borrower with or into another person or entity
(other than a consolidation or merger in which Borrower is the continuing corporation and which does not result in any change in the Common Stock) or of the sale, exchange, lease, transfer or other disposition of all or substantially all of the properties and assets of Borrower as an entity or the participation by Borrower in share exchange as the corporation the stock of which is to be acquired, this shall be convertible into kind and number of shares of stock or other securities or property of Borrower (or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold, exchanged, leased, transferred or otherwise disposed, or which was the corporation whose securities were exchanged for those of Borrower), to which the holder herein would have been entitled to receive if the Holder owned the Common Stock issuable upon conversion of this instrument immediately prior to the occurrence of such event. The provisions of these foregoing sentence shall similarly apply to successive organizations, reclassifications, consolidations, mergers, sales, exchanges, leases, transfers or other dispositions or other share exchanges.

       (c) principal amount of $800,000 to be converted into Series A Preferred Stock, first position liquidation preference of $800,000, dividend rate of 8% payable semi-annually, payment to be made 50% in common stock and 50% in cash. Series A Preferred Stock is to be convertible into Coded common stock in an amount equal to 2,400,000 shares. With respect to Series A Preferred Stock, it is callable by Coded at any time after the value of the shares of common stock into which the Series A Preferred Stock is convertible is first equal to or more than 1.5 times the liquidation preference of the Series A Preferred Stock. Value per share shall be determined by the average of the bid price of Coded common stock for the 20 trading days following the filing of a Coded 10Q or 10K, as quoted by the NASD, NASDAQ or other applicable over-the-counter market or applicable stock exchange.

     (d)     All rights under the Share Purchase Warrant
Certificate or any other rights other that set forth herein to acquire stock rights cease to exist upon exercise of the Option by ISA.

         3.2.2 Distribution to Bridge Lenders. All cash payments and shares of Series A Preferred Stock shall be distributed by Coded to the Bridge Lenders pro-rata based upon the principal amount of the Bridge Loan, or in such other amounts and manner as the Bridge Loan lenders shall mutually agree amongst themselves.

4.0  Other Terms and Conditions

     4.1    Post Transaction Stock Ownership.  The respective
"after-conversion" common stock ownership interest of Coded, assuming the closing of this transaction, will be the following:

Common shares (outstanding March 1, 1996)    14,688,201  20.0%
ISA (including escrowed shares)              49,008,703  66.7%
Renaissance (for $4.8 million
        Series B Preferred)                   7,344,101  10.0%

Bridge Loan lenders
     (for $0.8 million Series A Preferred)    2,400,000   3.3%

                                             73,441,005  100.0%

     4.2 Contracts and Instruments to Implement Agreement. The parties anticipate that Coded shall remain a publicly-held Delaware corporation, and that the contracts and instruments prepared to effect the terms of this agreement will contain terms, conditions and obligations requiring compliance by all parties with applicable United States and State securities laws and regulations. Coded's shareholder approval will be required for certain provisions of the final transaction which the board of Coded will use its best efforts to secure as soon as possible. Coded represents and warrants that to the best of its knowledge there is no provision of the federal or state securities laws that would prevent them from carrying out the terms of this agreement.

     4.3 Bonus Shares. Coded shall cause to be issued and held in escrow for the benefit of Renaissance and the Bridge Lenders, 3.0 million authorized common shares to be delivered to Renaissance and the Bridge Lenders upon exercise of the Option by ISA as follows:

     (a) one million shares when Coded common stock is trading at or above $0.25 per share, distributed as follows:
     200,000 pro rata to the holders of Series A Preferred Stock
     800,000 to Renaissance;

(b) one million shares when Coded common stock is trading at or above $0.50 per share distributed as follows:
     200,000 pro rata to the holders of Series A Preferred stock
     800,000 to Renaissance;

(c) one million shares when Coded common stock is trading at or above $1.00 per share distributed as follows:
     200,000 pro rata to the holders of Series A Preferred Shares
     800,000 to Renaissance;

For purposes of this Agreement, Coded value per share shall be determined by the average of the bid price of Coded common stock for the 20 trading days following the filing of a Coded 10Q or 10K, as quoted by the NASD, NASDAQ or other applicable over-the-counter market or stock exchange. The issuance of these shares will dilute each of those shown on the table in 4.1 above.

     4.4 Stock Option Plans. ISA and Coded intend to install a stock option plan for the benefit and incentive of the employees and management of Coded . The options available under the Plan shall not exceed fifteen percent of the total outstanding common stock of Coded, counting all conversion rights to acquire common stock as if exercised. Options eventually exercised, if any, under the stock option plan shall be dilutive of the shareholders then existing.

    4.5 Authorized Shares. The parties understand that certain of the share issuances contemplated herein are subject to shareholder approval of the increase in the authorized shares.
If the shareholders fail to approve such increase ISA, may, at its sole option, withdraw from this agreement and have no obligation to any party.

   4.6 Disclosure of Employment Agreements. ISA and the senior management of Coded shall immediately disclose to Renaissance any pending oral or written agreements concerning compensation or other employment arrangements that may go into effect during the Option period or at exercise of the Option. After exercise of the Option Renaissance shall be provided with reports and information consistent with its representation on the board of directors.

    4.7     Mutual Agreement.  During the Option period
Renaissance shall not commence foreclosure under any of its security agreements with Coded without first securing the written consent of ISA. Under the terms of this agreement ISA cannot foreclose without Renaissance's written agreement.

    4.8 Mutual Agreement. During the Option period the Bridge Lenders shall not commence foreclosure under any of its security agreements with Coded without first securing the written consent of ISA. Under the terms of this agreement ISA cannot foreclose without the Bridge Lenders written agreement.

    4.9   Closing.    The Closing date is hereby defined to be as
soon as possible but no later than the tenth day following execution and delivery by fax of a writing evidencing ISA's approval of the debt restructuring accomplished and exercise of the Option.

    4.10 Time is of the Essence. The parties agree to use their best efforts to close the transaction contemplated by this Agreement in a timely manner with due haste.

    4.11 Post Option Exercise Board of Directors. Upon exercise of the ISA Option, the authorized number of Coded directors will be changed by resolution of the board to five members. Then the present members of the board of directors, except Jack Robinson, shall resign seriatim so that ISA may appoint three directors and Renaissance may appoint one director. Should Jack Robinson resign or be removed for any reason from the board of directors, then a committee composed of one representative of ISA and one representative of Renaissance shall submit a replacement nominee to the board of directors.

5.0  Important Miscellaneous Provisions

     Each of the parties hereto has read and agrees to the important miscellaneous provisions which follows the signatory page of this contract.

6.0   Authority as Signatories

    6.1 The individuals executing this Agreement for and on behalf of the parties hereto hereby warrant and represent that they are duly authorized to enter into this Agreement for and on behalf of said parties by a resolution of the Board of Directors, or other governing body, of the respective parties.

    6.2 This Agreement may be signed in counterparts and when so signed shall be fully enforceable as if each party signed one agreement.

    IN WITNESS WHEREOF, this Agreement is executed by the parties effective as of May 1, 1996.


Grupo Information, Satellites & Advertising, S.A. de C.V.

By:  /s/  Hugo R. Camou
Its:      President
Dated:    May 1, 1996

Coded Communications Corporation

By:  /s/  John A. Robinson, Jr.
Its:      President
Dated:    May 1,1996

Renaissance Capital Partners II LTD.
(as Bridge Lender and as Debenture Holder)


By:  /s/ Vance Arnold
Its:     President
Dated:   April 19, 1996

Bridge Lender
JERSEY INVEST, LTD.

By:  /s/  James Curtis
Its:      President & CEO
Dated:    May 2, 1996

Bridge Lender
STEWART LEASING COMPANY

By:  /s/  JoAnna McMichael
Its:      Vice-President, Secretary
Dated:    May 2, 1996




Bridge Lender
MINDFUL PARTNERS, L.P.

By:  /s/   Stuart Rudick
Its:       General Partner
Dated:     May 2, 1996


Bridge Lender
STUART L. RUDICK IRA

By:  /s/  Stuart Rudick
Its
Dated:    May 2, 1996

Bridge Lender
MAHROOK DRIVER

By: /s/  Mahrookh Driver
Its:
Dated:   May 3, 1996


Bridge Lender
HERMAN HODGES

By:  /s/  Herman Hodges
Its:__________________________
Dated:    May 2, 1996


















                IMPORTANT MISCELLANEOUS PROVISIONS

                       Entire Agreement

This Agreement constitutes the entire Agreement between the parties on the subject matter hereof and supersedes all previous discussions, promises, representations or agreements respecting the subject matter contained herein, except the parties acknowledge the continuing existence of security agreements and registration rights agreements. There are no representations, agreements, arrangements, promises or understandings, oral or written, between and among the Parties relating to the subject matter of this Agreement that are not fully expressed herein. No alteration or modification of this Agreement shall be valid unless agreed to in writing and duly signed by both the parties. This Agreement was drafted by representatives of both parties and shall not be construed against either party on the basis of that party being the drafter of the Agreement.

                         Amendments

The provisions of this Agreement may be amended by the written consent of the Parties. Any amendment of this Agreement shall be in writing, dated, and executed by all Parties. If any conflict arises between the provisions of any amendment and the original Agreement as previously amended, the most recent provisions shall control.

                         Successors

Subject to the restrictions against assignment contained herein, this Agreement shall inure to the benefit of and shall be binding upon the assigns, successors in interest, personal representatives, estates, theirs, and legatees of each of the parties hereto.

             Governing Law; Forum; Arbitration

All matters affecting the interpretation, form, validity, enforcement and performance of this Agreement shall be decided under the laws of the State of California and in a forum located in San Diego County, California. This forum selection and choice of law selection are material considerations for entering into this contract. Any and all disputes concerning the rights and obligations of the parties hereto except claims of monetary default or misrepresentation or fraud in the inducement but including any other claimed breach shall be resolved by binding arbitration under the rules of the American Arbitration Association and if international problems are present using the rules of the International Chamber of Commerce. The parties shall have the right to conduct full discovery, as that term is commonly used under California Law, in the arbitration. The decision of the arbitrator(s) shall be final and binding upon the parties without right of appeal.

                   Waiver and Estoppel

The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification hereof and either party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any or all of such rights. Only an admitted oral representation (or promise) or a writing clearly and unequivocally expressing either a waiver of a known right or a promise not to enforce a particular provision in the future shall be sufficient to prevent any party from taking any action sanctioned or allowed by this agreement. No party will be deemed to be estopped from taking any action sanctioned by this agreement on account of any other alleged conduct.

                      Severability

In case any of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless the provision was a material consideration inducing one or both of the parties to enter into this agreement. In such a case the parties hereto agree to attempt to negotiate a substitution for the provision held invalid, illegal or unenforceable. Should that effort fail, then the matter shall be referred to arbitration and the arbitrator is empowered to amend or modify any of the terms of this agreement to compensate for the loss of the provision held invalid, illegal or unenforceable.

               Representations and Warranties.

  The parties hereto, and each of them, represent and warrant to each other and agree with each other, as follows:
          (a) Each of the parties hereto has had the opportunity to receive independent legal advice from attorneys of its, or his own choice, with respect to the advisability of entering into this contract and, prior to the execution of this Agreement
          (b) In negotiating this Agreement, each party and its or his attorneys have made various statements and representations to other parties and their attorneys. Nevertheless, each party specifically does not rely upon any statement, representation, legal opinion, or promise of any other party in executing this Agreement, except as expressly stated in this Agreement
          (c)  There have been no other agreements or
understandings between the parties hereto concerning this restructuring, except as stated in this Agreement
          (d) Each party, together with its or his attorneys, has had the opportunity to make such investigation of the facts and of the law pertaining to this Agreement, and of all the matters pertaining thereto, as it or he deems necessary.
          (e) The terms of this Agreement are contractual, not a mere recital.
          (f) This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by each person executing this Agreement.
          (g) Each party hereto agrees that such party will not take any action which would interfere with the performance of this Agreement by the other party hereto or which would adversely affect any of the rights provided for herein.
     (h) The parties each represent and warrant that he has the right to grant the rights granted to the other parties in this contract and represents that no portion of the rights granted herein has been assigned or transferred or given as security to a person, firm or entity which is not a party to this agreement.
In the event that any claim, demand or suit shall be made or instigated against any party because of any such purported assignment, transfer or grant of security interest, each party hereto as the case may be hereby indemnifies and holds the other free and harmless from and against any such claim or demand.

                   Subsequent Attorneys' Fees.

          (a) In the event that any action, suit, or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.
          (b) As used herein, attorneys' fees shall be deemed to mean the full and actual cost of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fees charged by the attorneys performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.